UNDERWRITING AGREEMENT

Amendment No. 1

May 1, 2006

The Underwriting Agreement dated February 1, 2004 (the “Agreement”) by and between Sun Capital Advisers Trust (the “Trust”), a Delaware statutory trust, on behalf of each of its series (each, a “Fund” and collectively, the “Funds”), and Clarendon Insurance Agency, Inc. (the “Underwriter”) is hereby amended as follows:

Schedule A of the Agreement is replaced in its entirety with the attached revised Schedule A which reflects the following changes:

(a) the establishment of a new fund, SC FI Large Cap Growth Fund;

(b) the name change of another fund from “SC Value Small Cap Fund” to “SC Oppenheimer Main Street Small Cap Fund”; and

(c) the liquidation of the following eleven funds: SC Alger Growth Fund, SC Alger Income and Growth Fund, SC Alger Small Capitalization Fund, SC Davis Financial Fund, SC Neuberger Berman Mid Cap Growth Fund, SC Neuberger Berman Mid Cap Value Fund, SC Value Equity Fund, SC Value Managed Fund, SC Value Mid Cap Fund, SC Investors Foundation Fund and SC Select Equity Fund.

Schedule A is therefore.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers and their seals to be hereto affixed as of the day and year first above written.

ATTEST:		SUN CAPITAL ADVISERS TRUST,
on behalf of each series listed on Schedule A

By:	/s/ Maura A. Murphy	By:	/s/ James M.A. Anderson
	Maura A. Murphy		James M.A. Anderson
	Secretary		President, Chief Executive Officer

CLARENDON INSURANCE AGENCY, INC.

		By:	/s/ Gary Corsi
Gary Corsi
For President

		By:	/s/ Michael S. Bloom
Michael S. Bloom
For Clerk

Schedule A

Effective Date: February 1, 2004

Revised May 1, 2006

	Initial Class	Service Class
Sun Capital All Cap Fund	None	*
Sun Capital Investment Grade Bond Fund	None	*
Sun Capital Real Estate Fund	None	*
Sun Capital Money Market Fund	None	*
SC Davis Venture Value Fund	None	*
SC Oppenheimer Main Street Small Cap Fund	None	*
SC FI Large Cap Growth Fund
SC Blue Chip Mid Cap Fund	None	*

*	Underwriter shall be paid a distribution and/or service fee at an annual rate not to exceed 0.25% of the average daily net assets attributable to the Service Class shares in accordance with the Trust’s Distribution and Service Plan for such class. The fee will be accrued daily and paid quarterly in arrears, within thirty (30) business days after the end of each calendar quarter.

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